EXPLANATORY NOTE: This free writing prospectus was originally filed with the Commission under File No.333-116208 and is being refiled under File No. 333-116208-05.


                                                     Filed pursuant to Rule 433
                                                                 March 31, 2006
                                       Registration Statement No. 333-116208-04
                                  Relating to Preliminary Prospectus Supplement
                                                           Dated March 31, 2006



                    PPLUS Class B Callable Trust Certificates
                         Series LTD-1 due March 1, 2033
                                    backed by
                              Limited Brands, Inc.
                       6.95% Exchange Debentures due 2033

                          Merrill Lynch Depositor, Inc.
                              Depositor and Sponsor

                                 March 31, 2006
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Issuer:                                                    PPLUS Trust Series LTD-1

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Trust Certificates:                                        PPLUS Class B Callable Trust Certificates Series LTD-1

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Underlying Securities:                                     6.95% Exchange Debentures due March 1, 2033 ("the
                                                           Underlying Securities") issued by Limited Brands, Inc.
                                                           CUSIP: 532716AK3

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Number of Offered Certificates:                            1,000,000

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Pricing Date:                                              March 31, 2006

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Original Issue Date/Closing Date:                          April 7, 2006

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Price to Public:                                           $0.715

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Underwriting Discount:                                     $0.0143

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Trust Certificates Coupon:                                 0.25%

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Coupon Day Count:                                          360/30

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Distribution Dates:                                        Each March 1 and September 1 commencing on September 1,
                                                           2006.   Modified following business day will apply
                                                           without adjustment for period end dates.

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First Coupon Payment Date:                                 September 1, 2006.

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Final Scheduled Distribution Date:                         March 1, 2033

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Call Option:                                               On any business day on or after March 1, 2011 that any call warrant holders designate as a "Call Date", the call
                                                           warrant holders may, upon notice of not less than 30 days
                                                           (or in the case of the announcement of any redemption or
                                                           other unscheduled payment of the underlying securities or
                                                           after receipt of notice of termination of the trust, not
                                                           less than three days notice, or when a tender offer for
                                                           the underlying securities is pending, not less than five
                                                           days notice prior to the expiration of the tender offer
                                                           acceptance period) but not more than 60 days prior to
                                                           that Call Date, purchase your Class B trust certificates
                                                           in whole or in part for the


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                                                           sum of the present values at the Call Date, discounted at the the rate of 6.7% per year, of the unpaid distributions due, or to become due, in respect of the distributions to be made to you by the trustee.

                                                           On any business day before March 1, 2011 and after the
                                                           announcement of any redemption or other unscheduled
                                                           payment of the underlying securities or receipt of notice
                                                           of termination of the trust or when a tender offer for
                                                           the underlying securities is pending, that any call
                                                           warrant holders designate as a "Call Date", the call
                                                           warrant holders may, in the case of receipt of notice of
                                                           any redemption or other unscheduled payment of the
                                                           underlying securities or of termination of the trust,
                                                           upon notice of not less than three days or when a tender
                                                           offer for the underlying securities is pending, upon
                                                           notice of not less than five days prior to the expiration
                                                           of the tender offer acceptance period, but not more than
                                                           60 days prior to that Call Date, purchase your Class B
                                                           trust certificates in whole or in part for the sum of the
                                                           present values at the Call Date, discounted at the rate
                                                           of 6.7% per year, of the unpaid distributions due, or to
                                                           become due, in respect of the distributions to be made to
                                                           you by the trustee, provided that if the warrants are to
                                                           be exercised after the announcement of any redemption or
                                                           other unscheduled payment of the underlying securities
                                                           and prior to other unscheduled payment, then the call
                                                           date designated by the call warrant holder must be the
                                                           second business day prior to such redemption or other
                                                           unscheduled payment.

                                                           In addition, at any time upon an acceleration of the
                                                           underlying securities and payment in full by the
                                                           underlying securities issuer of all amounts when due
                                                           where the acceleration payment exceeds the sum of (i) the
                                                           aggregate stated amount of the Class A trust certificates
                                                           plus any accrued and unpaid distributions to the date of
                                                           payment and (ii) the sum of the present values at the
                                                           payment date, discounted at the rate of ?% per year, of
                                                           the unpaid distributions due, or to become due, in
                                                           respect of the distributions to be made to the Class B
                                                           trust certificateholders by the trustee (assuming, for
                                                           the purpose of that calculation, that the underlying
                                                           securities would have been paid in full at their stated
                                                           maturity, that such acceleration had not occurred and
                                                           that no portion of the underlying securities would have
                                                           been redeemed prior to that stated maturity date), all
                                                           outstanding call warrants will be exercised
                                                           automatically.  The Class B trust certificates will be
                                                           purchased for the sum of the present values at the
                                                           payment date, discounted at the rate of 6.7% per year, of
                                                           the unpaid distributions due, or to become due, in
                                                           respect of the distributions to be made to the Class B
                                                           trust certificateholders by the trustee.

                                                           In all cases where only a portion of the outstanding call
                                                           warrants are exercised, if a call warrant holder also
                                                           holds Class B trust certificates on the date of the
                                                           exercise of a

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                                                           call warrant, the call warrant holder may elect to call its own Class B trust certificates before any other person's
                                                           Class B trust certificates are called.

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Exchange of Trust Certificates:                            Merrill Lynch & Co. or any of its affiliates (other
                                                           than the depositor) or any other person (or group of
                                                           affiliated persons, where each member of the group
                                                           holds no less than $500,000 in stated amount of trust
                                                           certificates and is not the depositor) holding Class A
                                                           trust certificates with an aggregate stated amount of
                                                           $5 million or more acquired pursuant to the exercise of
                                                           call warrants may not less than 30 days and not more
                                                           than 60 days prior to a given distribution date give
                                                           notice to the trustee of its intent to tender its trust
                                                           certificates on that distribution date in exchange for
                                                           a like amount of underlying securities.  An optional
                                                           exchange can only be made if an equal number of Class A
                                                           and Class B certificates are tendered.

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Denominations:                                             The trust certificates will each have a nominal principal
                                                           amount of $25 and will be denominated and payable in U.S.
                                                           dollars. The trust certificates will be offered in
                                                           minimum lots of 40 trust certificates and subsequent
                                                           increments of 40 trust certificates.

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Expected Certificate Rating:                               Baa2 with negative outlook by Moody's and in by S&P.

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Capitalized terms used but not defined here shall have the meanings set forth in the Prospectus Supplement.



The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-449-6378.

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